UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 25, 2011 (October 24, 2011)

Koss Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-3295	39-1168275
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4129 North Port Washington Avenue, Milwaukee, Wisconsin 53212

(Address of principal executive offices)  (Zip code)

(414) 964-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events.

On October 24, 2011, Koss Corporation (“Koss”) issued a press release announcing that Koss and its Chief Executive Officer, Michael J. Koss, agreed to a settlement with the Securities and Exchange Commission (“Commission”) without admitting or denying the Commission’s charges in an action that stems from the previously reported embezzlement by Koss’s former Vice President of Finance, Sujata Sachdeva.  The settlement with the Commission imposes no financial penalty on Koss and includes an additional reimbursement by Michael J. Koss amounting to the difference between the full amount of the bonuses that were paid to him during the period covered by the restatements and the portions of the bonuses that Mr. Koss had previously and voluntarily reimbursed Koss based on the profits that were eliminated in the restatements.

Koss also announced that a settlement in principle has been reached subject to Court approval involving the claims that were brought against Koss and Michael J. Koss in a pending shareholder class action (see David A. Puskala v. Koss Corporation, et al., United States District Court, Eastern District of Wisconsin, Case No. 2:2010cv00041).  The settlement in principle involves a total payment of $1 million to the shareholders included within the class, which amount will be funded by Koss’s insurance company, with any fee awarded to plaintiffs’ counsel to be paid out of the $1 million settlement.

These two settlements along with a previously announced settlement of the shareholder derivative lawsuit filed in Milwaukee County Circuit Court conclude the major actions that Koss was defending as a result of Ms. Sachdeva’s embezzlement.  Koss still has pending certain actions that it filed against its former auditor, former bank, and former credit card company.

A copy of the press release is being furnished as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

Number	Description
Exhibit 99.1	Press Release of Koss Corporation dated October 24, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 25, 2011	KOSS CORPORATION

	By:	/s/ Michael J. Koss
Michael J. Koss
Chief Executive Officer and President